Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2024
St. Louis - November 14, 2024 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2024.
Highlights:
•Fourth quarter net sales of $2.0 billion; operating profit of $190.9 million; net earnings of $81.6 million and Adjusted EBITDA (non-GAAP)* of $348.7 million
•Fiscal year net sales of $7.9 billion; operating profit of $793.5 million; net earnings of $366.7 million and Adjusted EBITDA of $1,403.6 million
•Fiscal year 2025 Adjusted EBITDA (non-GAAP)* expected to range between $1,410-$1,460 million
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings, Adjusted diluted earnings per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On April 28, 2023, Post completed its acquisition of a portion of The J. M. Smucker Company’s (“Smucker”) pet food business (“Pet Food”), the results of which are included in the Post Consumer Brands segment. On December 1, 2023, Post completed its acquisition of substantially all of the assets of Perfection Pet Foods, LLC (“Perfection”), the results of which are also included in the Post Consumer Brands segment. On December 1, 2023, Post completed its acquisition of Deeside Cereals I Ltd (“Deeside”), the results of which are included in the Weetabix segment.
Fourth Quarter Consolidated Operating Results
Net sales were $2,010.1 million, an increase of 3.3%, or $64.7 million, compared to $1,945.4 million in the prior year period and included $67.0 million in net sales from Perfection. Excluding the benefit from acquisitions in the current year period, net sales growth in Foodservice (driven by volume growth and mix shift to higher value-added products) was offset by declines in Post Consumer Brands (driven by volume declines in co-manufactured pet food), Refrigerated Retail (driven by distribution losses in lower margin cheese and egg products) and Weetabix (driven by declines in non-biscuit branded and private label products). Gross profit was $575.4 million, or 28.6% of net sales, an increase of 4.4%, or $24.0 million, compared to $551.4 million, or 28.3% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $341.7 million, or 17.0% of net sales, an increase of 10.4%, or $32.2 million, compared to $309.5 million, or 15.9% of net sales, in the prior year period. The increase was primarily driven by increased advertising and commercial spend in the current year period. Operating profit was $190.9 million, an increase of 24.8%, or $37.9 million, compared to $153.0 million in the prior year period. Operating profit in the prior year period included a non-cash goodwill impairment of $42.2 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $81.6 million, an increase of 24.2%, or $15.9 million, compared to $65.7 million in the prior year period. Net earnings included the following:

	Three Months Ended September 30,
(in millions)	2024	2023
Loss (gain) on extinguishment of debt, net (1)	$6.7	$(19.3)
Expense (income) on swaps, net (1)	11.0	(19.5)
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.

Diluted earnings per common share were $1.28, compared to $1.01 in the prior year period. Adjusted net earnings (non-GAAP)* were $100.9 million, compared to $110.9 million in the prior year period. Adjusted diluted earnings per common share (non-GAAP)* were $1.53, compared to $1.63 in the prior year period.
Adjusted EBITDA was $348.7 million, a decrease of 0.1%, or $0.3 million, compared to $349.0 million in the prior year period.
Fiscal Year 2024 Consolidated Operating Results
Net sales were $7,922.7 million, an increase of 13.3%, or $931.7 million, compared to $6,991.0 million in the prior year. Gross profit was $2,304.9 million, or 29.1% of net sales, an increase of 22.5%, or $423.2 million, compared to $1,881.7 million, or 26.9% of net sales, in the prior year.
SG&A expenses were $1,330.4 million, or 16.8% of net sales, an increase of 23.4%, or $252.0 million, compared to $1,078.4 million, or 15.4% of net sales, in the prior year. SG&A expenses in the year ended September 30, 2024 included $36.5 million of integration costs, which were primarily related to the Pet Food acquisition and were treated as adjustments for non-GAAP measures, and $16.0 million of restructuring and facility closure costs, which were primarily related to the scheduled closing of Post’s cereal manufacturing facility in Lancaster, Ohio and were treated as adjustments for non-GAAP measures. Operating profit was $793.5 million, an increase of 32.5%, or $194.6 million, compared to $598.9 million in the prior year. Operating profit in the year ended September 30, 2023 included a non-cash goodwill impairment of $42.2 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $366.7 million, an increase of 21.7%, or $65.4 million, compared to $301.3 million in the prior year. Net earnings included the following:

	Year Ended September 30,
(in millions)	2024	2023
Loss (gain) on extinguishment of debt, net (1)	$2.1	$(40.5)
Expense (income) on swaps, net (1)	15.7	(39.9)
Net earnings attributable to noncontrolling interests (2)	0.2	11.6
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Prior year results primarily reflected the allocation of 69.0% of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings to noncontrolling interests prior to the dissolution of PHPC (the “PHPC Dissolution”).

Diluted earnings per common share were $5.64, compared to $4.82 in the prior year. Adjusted net earnings were $419.5 million, compared to $358.1 million in the prior year. Adjusted diluted earnings per common share were $6.27, compared to $5.34 in the prior year.
Adjusted EBITDA was $1,403.6 million, an increase of 13.8%, or $170.2 million, compared to $1,233.4 million in the prior year.
Post Consumer Brands
Primarily North American ready-to-eat (“RTE”) cereal, pet food and peanut butter.
For the fourth quarter, net sales were $1,047.4 million, an increase of 3.9%, or $39.4 million, compared to the prior year period. Net sales included $67.0 million in the fourth quarter of 2024 attributable to Perfection. Excluding the benefit from Perfection in the current year period, volumes decreased 6.3%, primarily driven by declines in co-manufactured pet food. Segment profit was $140.2 million, a decrease of 0.6%, or $0.8 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $203.7 million, an increase of 2.0%, or $4.0 million, compared to the prior year period.
For fiscal year 2024, net sales were $4,109.6 million, an increase of 35.5%, or $1,076.5 million, compared to the prior year. Segment profit was $541.2 million, an increase of 42.9%, or $162.4 million, compared to the prior year. Segment Adjusted EBITDA was $786.0 million, an increase of 35.9%, or $207.6 million, compared to the prior year.
Weetabix
Primarily United Kingdom (“U.K.”) RTE cereal, muesli and protein-based shakes.
For the fourth quarter, net sales were $140.0 million, an increase of 3.8%, or $5.1 million, compared to the prior year period. Net sales included $6.8 million in the fourth quarter of 2024 attributable to Deeside and reflected a foreign currency exchange rate tailwind of approximately 270 basis points. Excluding the impact of Deeside, volumes decreased 6.5%, primarily driven by decreases in non-biscuit branded and private label products. Segment profit was $19.7 million, an increase of 30.5%, or $4.6 million, compared to the prior year period. Segment Adjusted EBITDA was $32.4 million, an increase of 30.1%, or $7.5 million, compared to the prior year period.
For fiscal year 2024, net sales were $543.2 million, an increase of 6.1%, or $31.1 million, compared to the prior year. Segment profit was $82.9 million, an increase of 12.2%, or $9.0 million, compared to the prior year. Segment Adjusted EBITDA was $125.0 million, an increase of 13.4%, or $14.8 million, compared to the prior year.
Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $596.1 million, an increase of 4.7%, or $26.6 million, compared to the prior year period. Volumes increased 3.6%, primarily driven by distribution gains in both eggs and potatoes. Segment profit was $78.3 million, a decrease of 7.4%, or $6.3 million, compared to the prior year period. Segment Adjusted EBITDA was $107.5 million, a decrease of 8.1%, or $9.5 million, compared to the prior year period.
For fiscal year 2024, net sales were $2,307.1 million, a decrease of 4.9%, or $118.8 million, compared to the prior year. Segment profit was $308.1 million, a decrease of 11.8%, or $41.4 million, compared to the prior year. Segment Adjusted EBITDA was $435.4 million, a decrease of 9.4%, or $45.1 million, compared to the prior year.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the fourth quarter, net sales were $226.5 million, a decrease of 2.9%, or $6.8 million, compared to the prior year period. Volumes increased 0.7%, as growth in side dishes and sausage was partially offset by distribution losses in cheese and lower margin egg products. Volume information by product is disclosed in a table presented later in this release. Segment profit was $12.8 million, an increase of 6.7%, or $0.8 million, compared to the prior year period. Segment Adjusted EBITDA was $31.6 million, an increase of 2.9%, or $0.9 million, compared to the prior year period.
For fiscal year 2024, net sales were $962.2 million, a decrease of 5.6%, or $57.5 million, compared to the prior year. Segment profit was $75.9 million, an increase of 9.7%, or $6.7 million, compared to the prior year. Segment Adjusted EBITDA was $149.0 million, an increase of 1.2%, or $1.7 million, compared to the prior year.
Impairment of Goodwill and Other Intangible Assets
No goodwill impairment charge was recorded in fiscal year 2024. Non-cash goodwill impairment of $42.2 million was recorded in the fourth quarter of fiscal year 2023 related to Post’s Cheese and Dairy reporting unit within the Refrigerated Retail segment. The goodwill impairment was driven primarily by the narrowing of the pricing gap between branded and private label competitors, resulting in distribution losses and declining profitability.
Interest, Loss (Gain) on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $79.6 million in the fourth quarter of fiscal year 2024, compared to $76.7 million in the fourth quarter of fiscal year 2023. Interest expense, net was $316.5 million in fiscal year 2024, compared to $279.1 million in fiscal year 2023. The increase in interest expense, net in fiscal year 2024 was primarily driven by higher average outstanding principal amounts of debt, a higher weighted-average interest rate and lower interest income compared to the prior year.
Loss on extinguishment of debt, net of $6.7 million was recorded in the three months ended September 30, 2024 in connection with Post’s partial repurchase of its 5.625% senior notes due January 2028. Loss on extinguishment of debt, net of $2.1 million was recorded in the fiscal year ended September 30, 2024. Gain on extinguishment of debt, net of $19.3 million and $40.5 million was recorded in the three months and fiscal year ended September 30, 2023, respectively, primarily in connection with Post’s partial repurchase of its 4.50% senior notes due September 2031 and 4.625% senior notes due April 2030.
Expense (income) on swaps, net relates to mark-to-market adjustments on interest rate swaps. Expense on swaps, net was $11.0 million in the fourth quarter of fiscal year 2024, compared to income of $19.5 million in the prior year period. Expense on swaps, net was $15.7 million in fiscal year 2024, compared to income of $39.9 million in fiscal year 2023.
Income tax expense was $16.3 million in the fourth quarter of fiscal year 2024, an effective income tax rate of 16.6%, compared to $29.3 million in the fourth quarter of fiscal year 2023, an effective income tax rate of 30.9%. For the three months ended September 30, 2024, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of the release of a valuation allowance on certain state net operating losses. For the three months ended September 30, 2023, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of a non-deductible goodwill impairment. Income tax expense was $105.1 million in fiscal year 2024, an effective income tax rate of 22.3%, compared to $99.7 million in fiscal year 2023, an effective income tax rate of 24.1%.
Share Repurchases
During the fourth quarter of fiscal year 2024, Post repurchased 0.4 million shares of its common stock for $48.2 million at an average price of $107.48 per share. During fiscal year 2024, Post repurchased 3.0 million shares for $300.8 million at an average price of $101.74 per share. Subsequent to the end of the fourth quarter of fiscal year 2024 through November 14, 2024, Post repurchased 0.1 million shares for $15.9 million at an average price of $112.41 per share. As of November 14, 2024, Post had $472.3 million remaining under its share repurchase authorization
Outlook
Post management expects Adjusted EBITDA for fiscal year 2025 to be between $1,410-$1,460 million. Post management expects fiscal year 2025 capital expenditures to range between $380-$420 million, which includes Post Consumer Brands investment in network optimization and pet food safety and capacity, for aggregate expenditures of $90-$100 million. This also includes Foodservice investment in the completion of the Norwalk, Iowa precooked egg facility expansion and continued cage-free egg facility expansion, for aggregate expenditures of $80-$90 million.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment of debt, net, integration and transaction costs, mark-to-market adjustments on commodity and foreign exchange hedges, mark-to-market adjustments and impairments on equity securities and investments, equity method investment adjustment and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Executive Promotion
Post today announced that Matt Mainer, Post’s Chief Financial Officer and Treasurer, was promoted from Senior Vice President to Executive Vice President. This promotion was effective November 13, 2024.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 15, 2024 at 9:00 a.m. ET to discuss financial results for the fourth quarter and fiscal year 2024 and fiscal year 2025 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, Jeff A. Zadoks, Executive Vice President and Chief Operating Officer, and Matthew J. Mainer, Executive Vice President, Chief Financial Officer and Treasurer, will participate in the call.

Interested parties may join the conference call by dialing (800) 225-9448 in the U.S. and (203) 518-9708 from outside of the U.S. The conference identification number is POSTQ424. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors portion of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, November 22, 2024 by dialing (800) 839-5146 in the U.S. and (402) 220-1508 from outside of the U.S. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2025 and Post’s capital expenditure outlook for fiscal year 2025. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•disruptions or inefficiencies in Post’s supply chain, inflation, labor shortages, public health crises, climatic events, highly pathogenic avian influenza and other agricultural diseases and pests, fires and other events beyond Post’s control;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•Post’s and its customers’ ability to compete in their respective product categories, including the success of pricing, advertising and promotional programs and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•Post’s ability to hire and retain talented personnel, increases in labor-related costs, employee safety, labor strikes, work stoppages, unionization efforts and other labor disruptions;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of its businesses) and a potential downgrade in Post’s credit ratings;
•Post’s ability to successfully implement business strategies to reduce costs;
•Post’s reliance on third parties and others for the manufacture of many of its products;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents, information security breaches or enterprise resource planning system implementations;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•compliance with existing and changing laws and regulations;
•the impact of litigation;
•Post’s ability to successfully integrate Pet Food and Perfection, deliver on the expected financial contribution, cost savings and synergies from these acquisitions and maintain relationships with employees, customers and suppliers for the acquired businesses, while maintaining focus on Post’s pre-acquisition businesses;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•the success of new product introductions;
•differences in Post’s actual operating results from any of its guidance regarding its future performance;
•impairment in the carrying value of goodwill, other intangibles or long-lived assets;
•risks associated with Post’s international businesses;
•business disruption or other losses from changes in governmental administrations, political instability, terrorism, war or armed hostilities or geopolitical tensions;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc. (“BellRing”);
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors and officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Net Sales	$2,010.1	$1,945.4	$7,922.7	$6,991.0
Cost of goods sold	1,434.7	1,394.0	5,617.8	5,109.3
Gross Profit	575.4	551.4	2,304.9	1,881.7
Selling, general and administrative expenses	341.7	309.5	1,330.4	1,078.4
Amortization of intangible assets	46.1	45.3	184.6	160.7
Impairment of goodwill	—	42.2	—	42.2
Other operating (income) expense, net	(3.3)	1.4	(3.6)	1.5
Operating Profit	190.9	153.0	793.5	598.9
Interest expense, net	79.6	76.7	316.5	279.1
Loss (gain) on extinguishment of debt, net	6.7	(19.3)	2.1	(40.5)
Expense (income) on swaps, net	11.0	(19.5)	15.7	(39.9)
Other (income) expense, net	(4.3)	20.2	(12.9)	(12.7)
Earnings before Income Taxes and Equity Method Loss	97.9	94.9	472.1	412.9
Income tax expense	16.3	29.3	105.1	99.7
Equity method loss, net of tax	—	0.1	0.1	0.3
Net Earnings Including Noncontrolling Interests	81.6	65.5	366.9	312.9
Less: Net (loss) earnings attributable to noncontrolling interests	—	(0.2)	0.2	11.6
Net Earnings	$81.6	$65.7	$366.7	$301.3

Earnings per Common Share:
Basic	$1.39	$1.08	$6.12	$5.21
Diluted	$1.28	$1.01	$5.64	$4.82
Weighted-Average Common Shares Outstanding:
Basic	58.5	60.9	59.9	60.0
Diluted	65.8	68.0	66.9	67.0

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2024	September 30, 2023

ASSETS
Current Assets
Cash and cash equivalents	$787.4	$93.3
Restricted cash	3.5	23.9
Receivables, net	582.9	512.4
Inventories	754.2	789.9
Prepaid expenses and other current assets	103.6	59.0
Total Current Assets	2,231.6	1,478.5

Property, net	2,311.7	2,021.4
Goodwill	4,700.7	4,574.4
Other intangible assets, net	3,146.0	3,212.4
Other assets	464.2	360.0
Total Assets	$12,854.2	$11,646.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.2	$1.1
Accounts payable	483.8	368.8
Other current liabilities	459.9	435.4
Total Current Liabilities	944.9	805.3

Long-term debt	6,811.6	6,039.0
Deferred income taxes	653.0	674.4
Other liabilities	343.4	276.7
Total Liabilities	8,752.9	7,795.4

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,331.5	5,288.1
Retained earnings	1,783.2	1,416.5
Accumulated other comprehensive income (loss)	6.4	(135.1)
Treasury stock, at cost	(3,031.4)	(2,728.3)
Total Shareholders’ Equity Excluding Noncontrolling Interests	4,090.6	3,842.1
Noncontrolling interests	10.7	9.2
Total Shareholders’ Equity	4,101.3	3,851.3
Total Liabilities and Shareholders’ Equity	$12,854.2	$11,646.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS
INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2024	2023
Cash provided by (used in):
Operating activities	$931.7	$750.3
Investing activities, including capital expenditures of $429.5 and $303.0	(677.5)	(669.3)
Financing activities	415.6	(555.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.9	1.8
Net increase (decrease) in cash, cash equivalents and restricted cash	$673.7	$(472.9)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Net Sales
Post Consumer Brands	$1,047.4	$1,008.0	$4,109.6	$3,033.1
Weetabix	140.0	134.9	543.2	512.1
Foodservice	596.1	569.5	2,307.1	2,425.9
Refrigerated Retail	226.5	233.3	962.2	1,019.7
Eliminations and Corporate	0.1	(0.3)	0.6	0.2
Total	$2,010.1	$1,945.4	$7,922.7	$6,991.0
Segment Profit
Post Consumer Brands	$140.2	$141.0	$541.2	$378.8
Weetabix	19.7	15.1	82.9	73.9
Foodservice	78.3	84.6	308.1	349.5
Refrigerated Retail	12.8	12.0	75.9	69.2

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	0.7%
Side dishes	6.0%
Egg	(6.5%)
Cheese	(16.8%)
Sausage	12.6%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. GAAP. These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share
Post believes Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
c.Debt premiums paid/discounts received, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Impairment of goodwill and other intangible assets: Post has excluded expenses for impairment of the Cheese and Dairy reporting unit as such non-cash amounts are inconsistent in amount and frequency and Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
f.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
g.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Mark-to-market adjustments and impairments on equity securities and investments: Post has excluded the impact of mark-to-market adjustments and impairments on equity securities and investments (which includes its prior investment in BellRing) due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Gain on dissolution of PHPC: Post has excluded the impact of a gain on the PHPC Dissolution primarily related to the write-off of costs recorded in connection with the initial public offering. Post believes that this gain does not reflect expected ongoing future income and does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the net assets acquired exceeds the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
k.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use and/or the demolition and site remediation of unused facilities as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
o.Advisory income: Post has excluded advisory income received from 8th Avenue Food & Provisions, Inc. as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
p.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to PHPC which were attributable to noncontrolling interest prior to the PHPC Dissolution in the calculation of Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share, as Post believes this adjustment contributes to a more meaningful evaluation of Post’s current operating performance.
q.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
r.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded during fiscal year 2023 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of Post’s operating performance to other periods.
Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.

Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, integration costs and transaction costs, impairment of goodwill and other intangible assets, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, inventory revaluation adjustment on acquired businesses, restructuring and facility closure costs, mark-to-market adjustments and impairments on equity securities and investments, gain on dissolution of PHPC, gain on bargain purchase, costs expected to be indemnified, net, asset disposal costs, provision for legal settlements, gain/loss on sale of business and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
s.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
t.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
u.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
v.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of PHPC’s consolidated net earnings/loss prior to the PHPC Dissolution which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance, and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

Free cash flow
Free cash flow is a non-GAAP measure which represents net cash provided by operating activities less capital expenditures. Post believes free cash flow is useful to investors in evaluating Post’s ability to service debt and repurchase shares of common stock.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Net Earnings	$81.6	$65.7	$366.7	$301.3

Adjustments:
Expense (income) on swaps, net	11.0	(19.5)	15.7	(39.9)
Integration costs	10.0	10.9	36.5	30.4
Debt premiums paid (discounts received), net	4.2	(19.6)	0.7	(42.9)
Impairment of goodwill and other intangible assets	—	42.2	—	42.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(5.9)	—	(7.1)	31.6
Inventory revaluation adjustment on acquired businesses	—	0.1	1.0	12.7
Restructuring and facility closure costs, including accelerated depreciation	13.2	8.3	36.4	12.0
Transaction costs	—	1.1	1.2	15.6
Mark-to-market adjustments and impairments on equity securities and investments	(1.9)	23.2	(3.1)	10.8
Gain on dissolution of PHPC	—	—	—	(10.5)
Gain on bargain purchase	(4.8)	—	(10.6)	—
Costs expected to be indemnified, net	—	—	—	(4.2)
Asset disposal costs	1.1	—	1.1	—
Provision for legal settlements	—	—	0.8	2.0
Loss on sale of business	—	—	0.8	—
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Noncontrolling interest adjustment	—	—	—	8.0
Total Net Adjustments	26.7	46.5	72.8	67.2
Income tax effect on adjustments (1)	(7.4)	(1.6)	(20.0)	(11.1)
U.K. tax reform expense	—	0.3	—	0.7
Adjusted Net Earnings	$100.9	$110.9	$419.5	$358.1

(1) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, impairment of goodwill and other intangible assets, gain on dissolution of PHPC and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for impairment of goodwill and other intangible assets, gain on dissolution of PHPC and gain on bargain purchase was calculated using a rate of 0.0%. In the year ended September 30, 2023, mark-to-market adjustments and impairments on equity securities and investments contained a gain on investment in BellRing, which was calculated using a rate of 0.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Diluted Earnings per Common Share	$1.28	$1.01	$5.64	$4.82
Adjustment to Diluted Earnings per Common Share for impact of redeemable noncontrolling interest and interest expense, net of tax, related to convertible senior notes (1)	(0.04)	(0.04)	(0.16)	(0.32)

Adjustments:
Expense (income) on swaps, net	0.17	(0.29)	0.24	(0.59)
Integration costs	0.15	0.16	0.55	0.45
Debt premiums paid (discounts received), net	0.06	(0.29)	0.01	(0.64)
Impairment of goodwill and other intangible assets	—	0.62	—	0.63
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(0.09)	—	(0.11)	0.47
Inventory revaluation adjustment on acquired businesses	—	—	0.02	0.19
Restructuring and facility closure costs, including accelerated depreciation	0.19	0.12	0.54	0.18
Transaction costs	—	0.02	0.02	0.23
Mark-to-market adjustments and impairments on equity securities and investments	(0.03)	0.34	(0.05)	0.16
Gain on dissolution of PHPC	—	—	—	(0.16)
Gain on bargain purchase	(0.07)	—	(0.16)	—
Costs expected to be indemnified, net	—	—	—	(0.06)
Asset disposal costs	0.02	—	0.02	—
Provision for legal settlements	—	—	0.01	0.03
Loss on sale of business	—	—	0.01	—
Advisory income	—	—	(0.01)	(0.01)
Noncontrolling interest adjustment	—	—	—	0.12
Total Net Adjustments	0.40	0.68	1.09	1.00
Income tax effect on adjustments (2)	(0.11)	(0.02)	(0.30)	(0.17)
U.K. tax reform expense	—	—	—	0.01
Adjusted Diluted Earnings per Common Share	$1.53	$1.63	$6.27	$5.34

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represented remeasurements to the redemption value of the redeemable noncontrolling interest prior to the PHPC Dissolution that exceeded fair value) and interest expense, net of tax, associated with Post’s convertible senior notes, both of which were treated as adjustments to income available to common shareholders for diluted earnings per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, impairment of goodwill and other intangible assets, gain on dissolution of PHPC and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for impairment of goodwill and other intangible assets, gain on dissolution of PHPC and gain on bargain purchase was calculated using a rate of 0.0%. In the year ended September 30, 2023, mark-to-market adjustments and impairments on equity securities and investments contained a gain on investment in BellRing, which was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Net Earnings	$81.6	$65.7	$366.7	$301.3
Income tax expense	16.3	29.3	105.1	99.7
Interest expense, net	79.6	76.7	316.5	279.1
Depreciation and amortization	124.2	113.8	476.9	407.1
Non-cash stock-based compensation	23.5	20.0	84.4	77.2
Expense (income) on swaps, net	11.0	(19.5)	15.7	(39.9)
Loss (gain) on extinguishment of debt, net	6.7	(19.3)	2.1	(40.5)
Integration costs	10.0	10.9	36.5	30.4
Impairment of goodwill and other intangible assets	—	42.2	—	42.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(5.9)	—	(7.1)	31.6
Inventory revaluation adjustment on acquired businesses	—	0.1	1.0	12.7
Restructuring and facility closure costs, excluding accelerated depreciation	7.4	4.6	16.0	6.9
Transaction costs	—	1.1	1.2	15.6
Mark-to-market adjustments and impairments on equity securities and investments	(1.9)	23.2	(3.1)	10.8
Gain on dissolution of PHPC	—	—	—	(10.5)
Gain on bargain purchase	(4.8)	—	(10.6)	—
Costs expected to be indemnified, net	—	—	—	(4.2)
Asset disposal costs	1.1	—	1.1	—
Provision for legal settlements	—	—	0.8	2.0
Loss on sale of business	—	—	0.8	—
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Equity method investment adjustment	0.2	0.1	0.5	0.4
Noncontrolling interest adjustment	(0.1)	0.3	(0.3)	12.1
Adjusted EBITDA	$348.7	$349.0	$1,403.6	$1,233.4
Net Earnings as a percentage of Net Sales	4.1%	3.4%	4.6%	4.3%
Adjusted EBITDA as a percentage of Net Sales	17.3%	17.9%	17.7%	17.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$140.2	$19.7	$78.3	$12.8	$—	$251.0
General corporate expenses and other	—	—	—	—	(55.8)	(55.8)
Other income, net	—	—	—	—	(4.3)	(4.3)
Operating Profit	140.2	19.7	78.3	12.8	(60.1)	190.9
Other income, net	—	—	—	—	4.3	4.3
Depreciation and amortization	53.6	12.6	32.3	18.8	6.9	124.2
Non-cash stock-based compensation	—	—	—	—	23.5	23.5
Integration costs	9.9	0.1	—	—	—	10.0
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	(3.1)	—	(2.7)	(5.9)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	7.4	7.4
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	(1.9)	(1.9)
Gain on bargain purchase	—	—	—	—	(4.8)	(4.8)
Asset disposal costs	—	—	—	—	1.1	1.1
Advisory income	—	—	—	—	(0.2)	(0.2)
Equity method investment adjustment	—	0.2	—	—	—	0.2
Noncontrolling interest adjustment	—	(0.1)	—	—	—	(0.1)
Adjusted EBITDA	$203.7	$32.4	$107.5	$31.6	$(26.5)	$348.7
Segment Profit as a percentage of Net Sales	13.4%	14.1%	13.1%	5.7%	—	12.5%
Adjusted EBITDA as a percentage of Net Sales	19.4%	23.1%	18.0%	14.0%	—	17.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$141.0	$15.1	$84.6	$12.0	$—	$252.7
General corporate expenses and other	—	—	—	—	(77.7)	(77.7)
Impairment of goodwill and other intangible assets	—	—	—	(42.2)	—	(42.2)
Other expense, net	—	—	—	—	20.2	20.2
Operating Profit	141.0	15.1	84.6	(30.2)	(57.5)	153.0
Other expense, net	—	—	—	—	(20.2)	(20.2)
Depreciation and amortization	48.1	9.3	33.2	18.7	4.5	113.8
Non-cash stock-based compensation	—	—	—	—	20.0	20.0
Integration costs	10.5	—	—	—	0.4	10.9
Impairment of goodwill and other intangible assets	—	—	—	42.2	—	42.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(0.8)	—	0.8	—
Inventory revaluation adjustment on acquired businesses	0.1	—	—	—	—	0.1
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	4.6	4.6
Transaction costs	—	—	—	—	1.1	1.1
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	23.2	23.2
Advisory income	—	—	—	—	(0.2)	(0.2)
Noncontrolling interest adjustment	—	0.5	—	—	—	0.5
Adjusted EBITDA	$199.7	$24.9	$117.0	$30.7	$(23.3)	$349.0
Segment Profit as a percentage of Net Sales	14.0%	11.2%	14.9%	5.1%	—	13.0%
Adjusted EBITDA as a percentage of Net Sales	19.8%	18.5%	20.5%	13.2%	—	17.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$541.2	$82.9	$308.1	$75.9	$—	$1,008.1
General corporate expenses and other	—	—	—	—	(201.7)	(201.7)
Other income, net	—	—	—	—	(12.9)	(12.9)
Operating Profit	541.2	82.9	308.1	75.9	(214.6)	793.5
Other income, net	—	—	—	—	12.9	12.9
Depreciation and amortization	207.3	42.2	131.1	72.3	24.0	476.9
Non-cash stock-based compensation	—	—	—	—	84.4	84.4
Integration costs	36.5	0.1	—	—	(0.1)	36.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	(3.8)	—	(3.2)	(7.1)
Inventory revaluation adjustment on acquired businesses	1.0	—	—	—	—	1.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	16.0	16.0
Transaction costs	—	—	—	—	1.2	1.2
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	(3.1)	(3.1)
Gain on bargain purchase	—	—	—	—	(10.6)	(10.6)
Asset disposal costs	—	—	—	—	1.1	1.1
Provision for legal settlements	—	—	—	0.8	—	0.8
Loss on sale of business	—	—	—	—	0.8	0.8
Advisory income	—	—	—	—	(0.6)	(0.6)
Equity method investment adjustment	—	0.4	—	—	—	0.4
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Adjusted EBITDA	$786.0	$125.0	$435.4	$149.0	$(91.8)	$1,403.6
Segment Profit as a percentage of Net Sales	13.2%	15.3%	13.4%	7.9%	—	12.7%
Adjusted EBITDA as a percentage of Net Sales	19.1%	23.0%	18.9%	15.5%	—	17.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$378.8	$73.9	$349.5	$69.2	$—	$871.4
General corporate expenses and other	—	—	—	—	(217.6)	(217.6)
Impairment of goodwill and other intangible assets	—	—	—	(42.2)	—	(42.2)
Other income, net	—	—	—	—	(12.7)	(12.7)
Operating Profit	378.8	73.9	349.5	27.0	(230.3)	598.9
Other income, net	—	—	—	—	12.7	12.7
Depreciation and amortization	157.3	35.9	128.7	76.1	9.1	407.1
Impairment of goodwill and other intangible assets	—	—	—	42.2	—	42.2
Non-cash stock-based compensation	—	—	—	—	77.2	77.2
Integration costs	29.6	—	—	—	0.8	30.4
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.2)	6.5	—	25.3	31.6
Inventory revaluation adjustment on acquired businesses	12.7	—	—	—	—	12.7
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	6.9	6.9
Transaction costs	—	—	—	—	15.6	15.6
Mark-to-market adjustments and impairments on equity securities and investments	—	—	—	—	10.8	10.8
Gain on dissolution of PHPC	—	—	—	—	(10.5)	(10.5)
Costs expected to be indemnified, net	—	—	(4.2)	—	—	(4.2)
Provision for legal settlements	—	—	—	2.0	—	2.0
Advisory income	—	—	—	—	(0.6)	(0.6)
Equity method investment adjustment	—	0.1	—	—	—	0.1
Noncontrolling interest adjustment	—	0.5	—	—	—	0.5
Adjusted EBITDA	$578.4	$110.2	$480.5	$147.3	$(83.0)	$1,233.4
Segment Profit as a percentage of Net Sales	12.5%	14.4%	14.4%	6.8%	—	12.5%
Adjusted EBITDA as a percentage of Net Sales	19.1%	21.5%	19.8%	14.4%	—	17.6%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)
(in millions)

	Year Ended September 30,
	2024	2023
Net cash provided by operating activities	$931.7	$750.3
Less: Capital expenditures	429.5	303.0
Free Cash Flow	$502.2	$447.3